Exhibit 99.1

For More Information Contact:

Timothy R. Kasmoch, CEO
2254 Centennial Road   Toledo, Ohio  43617
PHONE 419-535-6374    FAX 419-535-7008
info@nviro.com

Joint Development Agreement Encourages Projects Within China

Toledo, Ohio, November 6, 2012 – N-Viro International Corporation (NVIC: OTCQB) has entered into a Joint Development Agreement with Hong Heng Energy (HK) Co., LTD, a subsidiary company of Hong Heng Group headquartered in Fuzhou, Fujian, China.  Hong Heng Group is a conglomerate of construction, engineering, real estate development, alternative energy, concrete manufacturing and fly ash management companies.  Hong Heng Group has completed the development and construction of power plants, highways, bridges, hotels and parks within China.  Their concrete and fly ash management companies provide complete synergy with the N-Viro Fuel™ technology.

N-Viro International retained the assistance of Mr. Yee D. Shek, as N-Viro Marketing Director/Asia, ydshek@nviro.com, to assist the company in marketing our technology in China.  Mr. Shek worked directly with Hong Heng Energy to establish a Joint Venture Agreement between the companies.  Ultimately Mr. Shek will work directly with Hong Heng Energy and N-Viro International to develop and build multiple N-Viro process facilities under our Joint Venture Agreement.

China, with both the world’s largest population and largest increasing energy demand, in March 2011 adopted its twelfth five-year plan.  A five-year plan sets forth a comprehensive statement of the priorities and policies that will be the focus of that period.

In this most current five-year plan, China has among many things embarked on an ambitious focus to reduce pollution, increase energy efficiency, and to ensure a reliable and clean energy supply.  Specifically, China has identified and targeted seven strategic emerging industries to be drivers for China’s future economic development, and seeks to grow these industries as a percentage of GDP from 5% to 15% by 2020.  Among these seven targeted industries are green energy and alternative energy.  In support of these initiatives, China plans to produce 15% of its energy needs through non-fossil fuels, and has earmarked financial support to encourage development in a wide variety of green energy technologies, including waste and/or resource recycling and energy recovery.  Included in these investments are planned expenditures of 334 Billion RMB ($51 Billion US Dollars) on wastewater projects, with an expanded emphasis on sludge treatment.

Timothy R. Kasmoch, CEO and President of N-Viro International said, “We are honored to have this valuable opportunity for project development and new revenue opportunity for the company.  The N-Viro International technology patents are competitive, robust and efficient ways to create alternative energy.  We are looking forward to rapid growth in China.  Having Mr. Yee D. Shek on our team and being able to partner with the Hong Heng Energy Co., LTD demonstrates the value our company offers a world market.”

About N-Viro International
N-Viro International Corporation is a leader in the conversion of organic materials generated from industrial, agricultural and municipal sources.  The Company’s proprietary technologies, unique services and materials handling expertise are combined to offer turnkey solutions in both soil enrichment and alternative fuel development.  The Company generates revenues derived from fees that are collected for accepting municipal biosolids and from the processing facilities in the United States and at several international sites that are either wholly owned or operated through licensing agreements.

N-Viro will continue to post press releases and current news on the company website and a discussion forum on the company blog site.  We encourage stockholders and interested parties to monitor the site on a regular basis.

N-Viro International Website

N-Viro International Blog

Special Cautionary Note Regarding Forward‐Looking Statements
The Company cautions that words used in this document such as "expects," “hopes”, "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future.  These forward‐looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to differ materially from those described herein.  For example, while the Company expects business expansion projects to begin in an estimated time frame, such expectations are subject to adverse economic conditions and other factors outside of the Company's control.  Further, the Company’s ability to increase capabilities and expand capacity is subject to the ability of the Company or its partners to access sufficient capital to pay for this expansion, which will further depend on, among other factors, market acceptance.  The Company’s ability to achieve profitability of these projects could be negatively impacted if there is a lack of an adequate supply of waste or expenses increase above the Company's expectations ‐ including fuel and transportation costs, labor costs and costs relating to the treatment and processing of the biosolids and creation of the N‐Viro Soil or N‐Viro Fuel.  In addition, while the Company believes that trends in "greener" energy solutions are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing products and other alternative energy source.  All of these factors, and other factors, will affect the profitability of the Company.  Additional information about these and other factors that may adversely affect these forward‐looking statements are contained in the Company's reports, including its Annual Report on Form 10‐K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update forward‐looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward‐looking information except to the extent required by applicable securities laws.

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